Exhibit 10.1
FACTORING AGREEMENT
(Special Terms and Conditions)

BETWEEN:	BNP Paribas Fortis Factor, a public limited company under Belgian law, having its registered office at 3000 Leuven, Vital Decosterstraat 44, Register of Legal Entities of Leuven, company number 0819.568.044 (the “Factor”);

AND:	Supplies Distributors. a public limited company under Belgian law, having its registered office at 4460 Grace-Hollogne, Rue Louis Blériot 5, Register of Legal Entities of Liège, company number 0475.286.142 (the “Client”);
The Factor and the Client are referred to collectively as the “Parties” and individually as a “Party”;
WHEREAS the Client wants to entrust the Factor with the following services:
(a)	Management and administration of the Client’s debtor portfolio;

(b)	Financing of the Client’s receivables;

(c)	Collection of the Client’s receivables;
WHEREAS the Factor is prepared to perform these services on behalf of the Client under the provisions of the present Agreement;
THE FOLLOWING IS AGREED:
All terms that commence with a capital letter shall have the meaning attached to them in the General Terms and Conditions, which constitute an integral part of the present Agreement.
1.	Area of application
1.1.	The Parties agree upon the following:
•	the Client’s Usual Business Activity is understood to mean:
on its own behalf and on behalf of third parties, both in Belgium and abroad, the import, the export, the purchase and the sales of computer products and office supplies related to computer products, as well as the conclusion of distribution and agency agreements regarding the import, the export the purchase and the sales of these computer products and office supplies;
•	the Agreed Countries are understood to mean:

all member states of the European Union, as well as Andorra, Bahrain, Cyprus, Egypt, French Polynesia, Israel, Kuwait, Oman, Quatar, South Africa, Switzerland, Turkey and the United Arab Emirates; however, the Parties agree that, at any moment in time, the total amount of Advance Financing granted with regards to Assigned Receivables on Debtors established in Andorra, Bahrain, Egypt, French Polynesia, Kuwait, Oman, Quatar and the United Arab Emirates, may never exceed seven percent (7%) of the total amount of Advance Financing.

•	the Excluded Debtors are understood to mean:

International Business Machines Corporation (New Orchard Road, Armonk, New York, United States of America) and all its affiliated and associated companies;

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2.	Assignment
2.1.	Contrary to the provisions of Article 3.5 of the General Terms and Conditions, the Invoices for the Agreed Countries indicated with an asterisk (*) in Article 1.1 of the present Special Terms and Conditions will be sent by the Factor.

2.2.	The Invoices for the Agreed Countries not indicated with an asterisk (*) in Article 1.1 of the present Special Terms and Conditions will be sent by the Client in accordance with Article 3.5 of the General Terms and Conditions.
3.	Financing
3.1.	The Parties agree upon the following:
•	the Financing Percentage will amount to eighty percent (80%);

•	the Financing Limit will amount to seven point five million euro (€ 7,500,000.00);

•	the Concentration Limit will amount to fifteen percent (15%).
3.2.	The Parties agree that the Client shall have to provide the following Securities:

not applicable;

3.3.	The Parties agree that the actual Factorable Receivables of the Client, established in Invoices bearing a date previous to the Effective Date, do not qualify for Advance Financing unless the entire portfolio of unpaid Factorable Receivables of the Client, established in Invoices bearing a date previous to the Effective Date are, assigned to the Factor.

However, Factorable Receivables, established in Invoices bearing a date previous to the Effective Date, on national and international public debtors, do never qualify for Advance Financing.
Otherwise, the Advance Financing of Factorable Receivables, established in Invoices bearing a date previous to the Effective Date, is submitted to the terms and conditions of article 6 (Financing) of the General Terms and Conditions.
4.	Fee
4.1.	The Parties agree upon the following:
•	the Factoring Fee will amount to zero point zero three percent (0.03%) of the Assigned Receivables (inclusive of VAT);

•	the annually charged Minimum Factoring Fee will amount to five thousand one hundred euro (€ 5,100.00).
4.2.	The Parties agree that the following Interest Rates will be charged:
•	In case of Advance Financing in the form of a cash-credit: zero point seventy percent (0.70%) a year on top of the EURIBOR (Euro Interbank Offered Rate) — one month rate; in case the aforementioned benchmarking-tariff (EURIBOR), due to any disruption of the interbank market, does not reflect the real cost of funding of the Factor anymore, the following Interest Rate shall be charged in case of Advance Financing in the form of a cash-credit: zero point seventy percent (0.70%) a year on top of the cost of funding;

increased by:

•	An overdraft commission, i.e. a fee of one percent (1%) on the highest overdraft amount in the Factoring Account (to be calculated every last day of the month).
4.3.	The Parties agree that the following Costs will be charged:
•	Non-recurring start-up and registration costs amounting to six-hundred euro (€ 600.00), due upon signature of the present Agreement;

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•	Legal collection and assistant costs:
•	Costs of a visit to the Debtor: one hundred and fifty euro (€ 150.00) per visit to Belgian debtors and two hundred and twenty five euro (€ 225.00) per visit to Debtors based in the Grand Duchy of Luxembourg the Netherlands and the North of France.

•	Non-recoverable lawyer and litigation costs; prior to commencement of the proceedings, a provision is charged amounting to ten percent (10%) of the amount to be collected with a minimum of three hundred and seventy-five euro (€ 375.00); at the end of the legal proceedings the actual non-recoverable lawyer and litigation costs will be charged;

•	Costs of legal assistance by the Factor (indebted on top of the non-recoverable lawyer and litigation costs): ten percent of the amount actually collected with a minimum of one hundred and fifty euro (€ 150.00).
•	In accordance with article 14.6 of the General Terms and Conditions, the costs of legal assistance will also be charged on all amounts actually due in case of bankruptcy or liquidation of the Client.

•	Initially, no costs are charged for the use of Copilot; however, this can be changed in accordance with Article 8.4 of the Copilot user agreement.

•	Audit costs: seven hundred and fifty euro (€ 750.00) each audit; if such audit has to be carried out abroad, these costs shall beh increased by the actual travel costs.
4.4.	The Parties confirm that the Technical Factor Data are the following:

Countries:	all member states of the European Union, as well as Andorra, Bahrain, Cyprus, Egypt, French Polynesia, Israel, Kuwait, Oman, Quatar, South Africa, Switzerland, Turkey and the United Arab Emirates;

Factorable turnover	fifty-two million euro (52,000,000.00);
Average invoice value	eleven thousand euro (11,000.00);
Number of debtors	fifty (50);
Payment conditions	thirty (30) days;
5.	Other terms and conditions
5.1.	In addition to article 2.1 of the General Terms and Conditions, receivables with regard to the sales of Xerox’ products shall not be considered as Factorable Receivables (for the avoidance of doubt, Xerox’ product means any product of Xerox Corporation [45 Glover Avenue, Norwalk, Connecticut, United States of America] or one of its affiliates or associated companies).

5.2.	By way of derogation from article 3.12 of the General Terms and Conditions, once a week, the Client shall report any Invoice by sending the Factor a signed document called a ‘notice of assignment of receivables’, the format of which shall be supplied by the Factor.

5.3.	By way of derogation from article 3.13 of the General Terms and Conditions, once a week, the Client shall report any credit note issued by sending the Factor a signed document called a notice of credit notes’, the format of which shall be supplied by the Factor.

5.4.	By way of derogation from article 3.15 of the General Terms and Conditions, the Client is exempt from systematically providing the Factor with a copy of the Invoices. The Client shall provide the Factor with a copy of the invoices upon first request of the latter.

5.5.	By way of derogation from article 7.1 of the General Terms and Conditions, the Factor hereby appoints the Client as its attorney-in-fact having the powers to initially, i.e. until forty five (45) days following the due date of the Invoice in which the Assigned Receivable concerned is established, take care of the follow-up of the payment of the Assigned Receivables. After the aforementioned period, the Factor shall take care of the follow-up of the payment of the Assigned Receivables concerned.

These powers are granted if, and as long as, the following conditions are fulfilled:
•	the tangible net worth (i.e.: the equity, decreased with (i) the goodwill and the intangibles, (ii) the bad debt (not provided for), (iii) the intercompany receivables and (iv) the current account on directors/shareholders (debit), and increased with (i) the intercompany debt (ii) the current account of directors/shareholders (credit) and (iii) the subordinated long term debt) of the Client exceeds two million euro (€ 2,000,000.00);

•	the tangible net worth of the Client exceeds ten percent (10%) of the total assets;

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•	the Client commits no violation, even no violation due to slight negligence, of the provisions of the present Agreement.
In case the Factor has to revoke these powers and, consequently, has to take care of the follow-up of the payment of the Assigned Receivables immediately, the Factor shall, in addition to article 4.3 of these Special Terms and Conditions, be entitled to charge to the Client the following collection cost: costs of notice: six euro (€ 6.00) each document (Invoice or credit-note).

5.6.	Quarterly, the Factor will check if, regarding the preceding period, the proportion between (i) the dilution (i.e. the total amount of issued credit notes concerning Assigned Receivables, increased with the total amount of payments concerning Assigned Receivables that are made directly by a Debtor to the Client, increased with the total amount of Disputed Receivables) and (ii) the total amount of Assigned Receivables does not exceed thirteen percent (13%).

If the proportion between (i) the dilution and (ii) the total amount of Assigned Receivables exceeds thirteen percent (13%), the Financing Percentage shall be decreased with the percentage of this exceeding.

5.7.	The Client undertakes not to assign, transfer, pledge, grant a security on, or otherwise encumber any or all, current and/or future claims it may have against [•] within the scope of the credit policy n° [•] underwritten by the former with the latter.

The Client hereby appoints the Factor as its attorney-in-fact having the powers (a) to pledge all current and/or future claims the former may have against [•] within the scope of the credit policy n° [•] underwritten by the former with the latter and (b) to take all related necessary steps. The Factor undertakes not to exercise these powers unless one of the following conditions is fulfilled:
(a)	the tangible net worth of the Client is lower than two million euro (€ 2,000,000.00);

(b)	the tangible net worth of the Client is lower than ten percent (10%) of the total assets.
5.8.	Annually, and for the first time within three (3) months following the Effective Date, the Factor shall carry out a pre-lending audit, during which the latter shall make a detailed study of, inter alia, the Client, its procedures, its contracts with its Debtors, the history of credit notes, the history of Disputed Receivables, etc. The Factor shall be entitled to terminate this Agreement if, in its sole discretion, the results of this pre-lending audit are unsatisfactory.

5.9.	In addition to article 14 of the General Terms and Conditions, the Client shall be entitled to terminate this Agreement on its first anniversary following the Effective Date if, and only if, at that moment, the performance of this Agreement is hindered by operational problems due to the start-up of the Factor, and this by giving a Notice of Termination to the Factor at least three (3) months prior to the aforementioned first anniversary of the Agreement.

5.10.	By way of derogation from article 14.3 of the General Conditions, in order to be valid, the Notice of Termination shall be given by the Party wishing to terminate the Agreement to the other Party at least three (3) months prior to the anticipated date of termination of the Agreement.

5.11.	This Agreement is subject to the condition precedent that the Client terminates the factor agreement concluded on [•] with Fortis Commercial Finance SA/NV (BE414.392.710) and provides proof hereof to the Factor.
6.	Effective date
The present Agreement shall take effect on 1st April, 2011 (the “Effective Date”).
The present Agreement comprises four (4) pages of Special Terms and Conditions and eight (8) pages of General Terms and Conditions.
Done in Leuven on [•] in two (2) original copies; each Party acknowledges having received one original copy.

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On behalf of BNP Paribas Fortis Factor NV/SA	On behalf of Supplies Distributors NV/SA

/s/ Martijn Duynstee
MARTIJN DUYNSTEE
ADMINISTRATEUR DÉLÉGUÉ SUPPLIES DISTRIBUTORS SA

/s/ Noël Dedoyard
Noël Dedoyard
Finance Manager

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FACTORING AGREEMENT
(Appendix)

BETWEEN:	BNP Paribas Fortis Factor, a public limited company under Belgian law, having its registered office at 3000 Leuven, Vital Decosterstraat 44, Register of Legal Entities of Leuven, company number 0819.568.044 (the “Factor”);

AND:	Supplies Distributors, a public limited company under Belgian law, having its registered office at 4460 Grace-Hollogne, Rue Louis Blériot 5, Register of Legal Entities of Liége, company number 0475.286.142 (the “Client”);
The Factor en the Client are collectively referred to as the “Parties” and individually as a “Party”;
WHEREAS on the ______ of December 2010, a factoring agreement between Parties (the “Agreement”) was concluded;
WHEREAS the Parties, as of the signing of this Annex, wish to make a change to the Agreement;
THE FOLLOWING IS AGREED:
All terms that commence with a capital letter shall have the meaning attached to them in the General Terms and Conditions, which constitute an integral part of the present Agreement.
1.	In addition to article 1.1, third indent, of the Special Terms and Conditions, should also be considered as Excluded Debtors:
•	InfoPrint Solutions Company LLC (United States, CO 80301 Boulder, 6300 Diagonal Highway) and all its affiliated and associated companies;

•	Olympus Europe Holding GmbH (14-18 Wendenstrasse, 20097 Hamburg, Germany, HRB 10554), or one of its affiliates or associated companies);

•	Alpargatas Europe SL (15 C/Menorca, 28009 Madrid, Spain, NIF ESB85358596), or one of its affiliates or associated companies).
To the extent necessary, Parties declare that all other provisions of the Agreement remain unchanged.
This addendum comprises one (1) page.
Done in Leuven on 17th of December 2010 in two (2) original copies, each Party acknowledges having received one original copy.

On behalf of BNP Paribas Fortis Factor NV/SA	On behalf of Supplies Distributors NV/SA

/s/ Martijn Duynstee
MARTIJN DUYNSTEE
ADMINISTRATEUR DÉLÉGUÉ SUPPLIES DISTRIBUTORS SA

/s/ Noël Dedoyard
Noël Dedoyard
Finance Manager

Factoring Agreement — Appendix	1/1

FACTORING AGREEMENT
(General Terms and Conditions)
1.	Definitions

1.1	Unless the context clearly indicates otherwise, the following terms that commence with a capital letter shall have the following meaning in the present Agreement:

Advance Financing	has the meaning attached to it in article 6.1 of these General Terms and Conditions;

Agreed Countries	has the meaning attached to it in the Special Terms and Conditions;

Agreement	means the present factoring agreement, consisting of the Special Terms and Conditions and the General Terms and Conditions, including any changes agreed upon in accordance with its provisions as well as any annexes;

Assigned Receivables	means all Factorable Receivables assigned in application of article 3.1 of these General Terms and Conditions (and each one of them an “Assigned Receivable”)

Client	has the meaning attached to it in the Special Terms and Conditions;

Collection	has the meaning attached to it in article 7.1 of these General Terms and Conditions;

Concentration Limit	has the meaning attached to it in the Special Terms and Conditions;

Copilot	has the meaning attached to it in article 5.1 of these General Terms and Conditions;

Costs	has the meaning attached to it in the Special Terms and Conditions;

Current Account	has the meaning attached to it in article 4.1 of these General Terms and Conditions;

Debtors	has the meaning attached to it in article 2.1 of these General Terms and Conditions (and each one of them a “Debtor”);

Dispute Negotiation Period	has the meaning attached to it in article 9.5 of these General Terms and Conditions;

Disputed Receivables	has the meaning attached to it in article 9.1 of these General Terms and Conditions;

Effective Date	has the meaning attached to it in the Special Terms and Conditions;

Excluded Debtor / Excluded Debtors	has the meaning attached to it in the Special Terms and Conditions;

Factor	has the meaning attached to it in the Special Terms and Conditions;

Factorable Receivables	has the meaning attached to it in article 2.1 of these General Terms and Conditions (and each one of them a “Factorable Receivable”);

Factoring Account	has the meaning attached to it in article 6.6 of these General Terms and Conditions;

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Factoring Fee	has the meaning attached to it in the Special Terms and Conditions;

Financing Limit	has the meaning attached to it in the Special Terms and Conditions;

Financing Percentage	has the meaning attached to it in the Special Terms and Conditions;

General Terms and Conditions	means these general terms and conditions, which are part of the Agreement;

Interest Rates	has the meaning attached to it in the Special Terms and Conditions;

Invoice	has the meaning attached to it in article 3.5 of these General Terms and Conditions;

Invoicing Terms	has the meaning attached to it in article 3.11 of these General Terms and Conditions;

Minimum Factoring Fee	has the meaning attached to it in the Special Terms and Conditions;

Notice of Termination	has the meaning attached to it in article 14.2 of these General Terms and Conditions;

Party / Parties	has the meaning attached to it in the Special Terms and Conditions;

Security / Securities	has the meaning attached to it in the Special Terms and Conditions;

Special Terms and Conditions	means the special terms and conditions accepted by both Parties in a separate legal document, which are part of the Agreement.

Technical Factor Data	has the meaning attached to it in the Special Terms and Conditions;

Usual Business Activity	has the meaning attached to it in the Special Terms and Conditions;
2.	Area of application

2.1.	The present Agreement relates to all current and future receivables of the Client resulting from the delivery of goods and/or the provision of services to its debtors (the “Debtors”) based in the Agreed Countries within the scope of its Usual Business Activity, with the exception of:
(a)	receivables on private individuals;

(b)	receivables on Excluded Debtors;

(c)	receivables on companies with which there is a direct or indirect link by virtue of participating interests;

(d)	receivables on companies in which the Client has personal interests;

(e)	receivables on debtors who are also creditors of the Client;

(f)	receivables for the delivery of goods and/or provision of services whereby the Debtor did not actually take delivery of the goods and/or the Debtor did not actually accept the services in question;
(any receivables within the area of application are called the “Factorable Receivables).
3.	Assignment

3.1.	Pursuant to articles 1689 to 1701 of the Civil Code, the Client hereby assigns to the Factor all Factorable Receivables, wholly owned and unencumbered, which the latter accepts under the following conditions.

3.2.	If the Client assigns to the Factor a receivable that is not a Factorable Receivable, the latter can and may accept this assignment without having the obligation to provide any services under the present Agreement.

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3.3.	The Client will only assign uncontested, unconditional and bona fide Factorable Receivables to the Factor.

3.4.	Any Disputed Receivable is explicitly subject to the provisions contained in article 9 of these General Terms and Conditions.

3.5.	Unless agreed otherwise in the Special Terms and Conditions, the Client will send the original of each invoice in which a Factorable Receivable has been established (the ‘Invoice’) to its Debtor immediately after each delivery of goods and/or provision of services.

3.6.	The Factor itself is at any given time entitled to send the original Invoices to the Debtor and/or to serve notice of the Assignment.

3.7.	The Factor shall always serve notice of the assignment of a Factorable Receivable relating to the implementation of a public contract for works, supplies or services awarded by a contracting authority as defined in article 12 of the Law of 15 June 2006 on public procurement and certain contracts for works, supplies and services to the Debtor, contracting authority, in question.

3.8.	All costs of sending an Invoice and/or a notice of assignment of a Factorable Receivable to a Debtor, incurred by the Factor, shall be charged by the latter to the Client.

3.9.	Every Invoice shall feature the assignment clause supplied by the Factor and a description of the manner in which the Debtor can make a release payment.

3.10.	Every Invoice shall also mention the payment terms.

3.11.	Every Invoice shall also mention the invoicing terms and conditions that are supplied, or at least accepted, by the Factor (the “Invoicing Terms”) in a language which the Debtor masters.

3.12.	The Client shall report any Invoice by immediately sending the Factor a signed document called a ‘notice of assignment of receivables’, the format of which shall be supplied by the Factor.

3.13.	The Client shall report any credit note issued by immediately sending the Factor a signed document called a notice of credit notes’, the format of which shall be supplied by the Factor.

3.14.	The Client shall immediately provide the Factor with the data of any Invoice by means of an electronic file, the format of which shall be determined by the Factor.

3.15.	The Client shall immediately provide the Factor with a copy of any Invoice by means of an electronic file, the format of which shall be determined by the Factor.

4.	Current Account

4.1.	The Parties explicitly agree to create between them an indivisible current account (the “Current Account”), in which all claims from one Party against the other arising from the present Agreement or based on any other grounds will be settled.

4.2.	If the Client needs to have several financing accounts at its disposal, these shall be deemed to be sub-accounts of the single, indivisible Current Account between the Client and the Factor. The Factor shall always have the possibility to offset any debit and credit balances in these sub-accounts / financing accounts with each other, even after bankruptcy of the Client or in case of any other form of concurrence.

4.3.	Any setoff in the Current Account shall take place after deduction of the Factoring Fee, the Interest Rates, the Costs and any other expenses made by the Factor that are due by the Client.

4.4.	Upon termination of the present Agreement, the credit balances are transferred to the Client upon settlement of the Current Account and after deduction of any possible amounts due (Factoring Fee, Interest Rates, Costs and any other expenses made or to be made by the Factor that are due by the Client).

5.	Management and Administration of the debtor portfolio

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5.1.	Subject to the terms and conditions set forth below, the Factor undertakes to keep the following documents at the disposal of the Client by means of an online accessible electronic application called “Copilot” (“Copilot”):
(a)	An overview of the outstanding items of its Debtors;

(b)	All documentation required to keep its accounts up to date.
5.2.	The use of Copilot is subject to the acceptance of a separate user agreement, which is added to the present Agreement. By concluding the present Agreement, the Client declares to accept this user agreement and undertakes to confirm this acceptance upon first use.

6.	Financing

6.1.	Subject to the terms and conditions set forth below, the Factor undertakes to grant financing to the Client by means of an advance on the Assigned Receivables (the “Advance financing”).

6.2.	The Assigned Receivables on a Debtor shall qualify for Advance Financing only after receipt by the Factor of the following data to be reported by the Client:
(a)	the full and correct name of the Debtor in question;

(b)	the full and correct address of the Debtor in question;

(c)	the country where the Debtor in question is based;

(d)	the VAT number of the Debtor in question;

(e)	the company number of the Debtor in question (or similar for foreign Debtors);
6.3.	Assigned Receivables with payment terms exceeding ninety (90) days do not qualify for Advance Financing, unless upon explicit acceptance by the Factor.

6.4.	For any Assigned Receivable, the Advance Financing is limited to this fraction of the Assigned Receivable in question equal to the Financing Percentage. However, the total Advance Financing amount may never exceed the Financing Limit.

6.5.	Upon request of the Client, the Advance Financing is settled with the Client in the Current Account in accordance with article 4.1 of the present General Terms and Conditions.

6.6.	The actual available amount for Advance Financing (the “Factoring Account”) will appear from the documents the Factor puts at the disposal of the Client.

6.7.	Each Assigned Receivable that is not settled within ninety (90) days after the due date shall automatically be withdrawn from Advance Financing.

6.8.	The Factor reserves the right to wholly or partially withdraw Assigned Receivables on certain Debtors from Advance Financing, for example in the following cases (non-exhaustive list):
(a)	if the Concentration Limit is exceeded, i.e. when the proportion between (i) the Assigned Receivables on the Debtor in question qualifying for Advance Financing and (ii) the total of Assigned Receivables qualifying for Advance Financing exceeds the Concentration Limit;

(b)	In case of imminent inability of the Debtor in question to pay;

(c)	If the Factor is in the possession of negative information with regard to the Debtor in question.
6.9.	If the Factor is of the opinion that the Assigned Receivables and/or the financial situation of the Client provide insufficient guarantee for the settlement of the Current Account, the Factor has the right to suspend the Advance Financing. The Factor shall inform the Client of this decision by registered letter.

6.10.	Irrespective whether this Agreement has already taken effect, the Advance Financing will only be put at the disposal of the Client by the Factor if the former has provided all Securities.

6.11.	If the Factoring Account is overdrawn, the Client shall immediately, and without a notice of default being required, repay the amount by which the account is exceeded to the Factor.

7.	Payment/Collection

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7.1.	Subject to the terms and conditions set forth below, the Factor undertakes to take care of the follow-up of the payment of the Assigned Receivables (the “Collection”).

7.2.	All Assigned Receivables payments will be settled in the Current Account on a daily basis.

7.3.	Any payment of an Assigned Receivable made directly by a Debtor to the Client shall be reported immediately by the latter to the Factor and forwarded without delay.

7.4.	The Factor always has the right to reimburse to the Debtor a possible credit balance, a payment made by mistake and/or any legitimate demand for repayment from a Debtor without prior notice to the Client. The corresponding amount will be settled in the debit of the Current Account.

7.5.	Any difference in payment smaller than or equal to fifteen euro (€ 15.00) as well as any discount granted by the Client will be written off by the Factor without consultation with the Client.

7.6.	Upon termination of the present Agreement, all payments made will in the first place be used to settle the balance of the Current Account.

7.7.	If an Assigned Receivable has not been paid on its due date, the Factor shall initiate the dunning procedure.

7.8.	If, after the dunning procedure, it appears that an Assigned Receivable still has not been paid, a legal collection procedure may be pursued upon request of the Client. This legal collection procedure consists of two (2) parts:
(a)	The legal collection procedure through the Factor’s legal services

(b)	The legal collection procedure through external lawyers.
7.9.	The costs relating to this legal collection procedure will be charged by the Factor to the Client.

7.10.	If the portfolio of Assigned Receivables offers insufficient guarantees for the settlement of the Current Account, or in case of suspension of payments by the Client, the Factor will pursue the legal collection procedure without consulting the Client; however, the related costs will remain payable by the Client.

7.11.	If legal proceedings are instituted, the Factor has the right to conduct these proceedings in its own name, in the name of the Client or in the name of both without the Client having the possibility to dispute the valid assignment of the receivables.

7.12.	Except in case of explicit written approval by the Factor, the Client will not perform any delivery to a Debtor against whom an Assigned Receivable is being collected through the legal collection procedure.

7.13.	The Client assists the Factor in protecting its rights. If necessary, all documents required to support the receivables are submitted upon the Factor’s first request. In addition, both Parties shall inform each other of any information obtained with regard to the Debtors as far as this information may be relevant for one of the Parties.

8.	Fee

8.1.	The Client shall pay the Factoring Fee on the Assigned Receivables (including VAT).

8.2.	The Factoring Fee is charged at the time of every assignment of a Factorable Receivable as well as at the time of every assignment of a receivable other than a Factorable Receivable provided this assignment is accepted by the Factor in accordance with article 3.2 of the present General Terms and Conditions.

8.3.	The total annual Factoring Fee charged shall furthermore never be lower than the Minimum Factoring Fee. Within this scope the total annual Factoring Fee charged is calculated not by calendar year but from the Effective Date to the first anniversary of the Effective Date, and subsequently from this anniversary of the Effective Date to the next anniversary of the Effective Date and so forth.

8.4.	If the recalculation carried on the basis of actual data of the Client shows that the Factoring Fee is not in line with the

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Factoring Fee calculated on the basis of the Technical Factor Data, the Factor shall have the right to adjust the Factoring Fee with retroactive effect for a time period of maximum twelve (12) months. The Client is notified by the Factor of this adjustment in writing, in which case the former has the right to cancel the Agreement within thirty (30) days; the Agreement shall in this case be terminated ninety (90) days after notice of the cancellation is given.

8.5.	The Advance Financing is subject to the Interest Rates.

8.6.	The Interest Rates are adjusted by the Factor over the course of this Agreement depending on the adjustment of the basic interest rates. These adjustments are communicated on the monthly statements of the Current Account.

8.7.	Furthermore, all Costs are charged to the Client. The rates of these Costs continue to apply in case of termination of the Agreement and are charged until the Current Account is settled.

8.8.	All Costs, except those expressed in percentages, are adjusted by the Factor to the consumer price index on a calendar year basis.

8.9.	All expenses related to all measures taken by the Factor to maintain or restore its rights versus the Client or the Debtors are at the expense of the Client.

9.	Contestation

9.1.	If either Party is informed of the fact that the Debtor contests an Assigned Receivable (the “Disputed Receivable”), this Party shall inform the other Party of this without delay.

9.2.	The Factor has the right to immediately reassign any Disputed Receivable to the Client.

9.3.	Any Advance Financing granted on the basis of a Disputed Receivable is immediately due as from the moment of contestation.

9.4.	Any form of Collection performed with regard to a Disputed Receivable is immediately stopped and all Costs and/or expenses incurred by the Factor for the Collection of a Disputed Receivable are due as from the moment of contestation.

9.5.	The Factor has the possibility to waive the right awarded to him in article 9.2 of the present General Terms and Conditions. In this case the Factor shall give the Client the possibility to settle the dispute with regard to the Disputed Receivable amicably within thirty (30) days (the “Dispute Negotiation Period”) after its emergence. The Client will accurately inform the Factor of any possible evolution in and any possible amicable solution for this dispute

9.6.	If the Client reaches an amicable solution with the Debtor of the Disputed Receivable during the Dispute Negotiation Period, the Client shall regain its rights to Advance Financing and Collection in accordance with the provisions of the present Agreement.

10.	Invoicing Terms

10.1.	Apart from the Invoices in accordance with article 3.11 of the present General Terms and Conditions, the Client also needs to mention the Invoicing Terms, in a language which the Debtor masters, on the order forms, order confirmations and similar documents issued by the Client.

10.2.	The Invoicing Terms shall provide for a retention of title.

10.3.	Any adjustment the Client wants to make to the Invoicing Terms during the term of the present Agreement is only possible upon prior written approval of the Factor.

11.	Direct debit of suppliers of the Client

11.1.	The Client hereby authorises the Factor to pay any claim/receivable which a supplier of the Client who has also signed a factoring agreement with the Factor may have on the Client by means of direct debit into the Current Account insofar this claim/receivable is indebted and has fallen due, unless this claim/receivable is contested by the Client.

Factoring Agreement — General Terms and Conditions	6/8

12.	Exclusivity

12.1.	Barring explicit written approval of the Factor, the Client undertakes not to conclude any factoring agreement nor any other similar agreement with a different company than the Factor regardless of the claim/receivable to which this agreement would relate. The Client can under no circumstances conclude an agreement with a different factoring company or assign or pledge claims/receivables in any other way to third parties without the approval of the factor, even if these claims/receivables are outside the area of application of the present Agreement.

13.	Obligation to provide information

13.1.	The Client provides the Factor with its financial statements no later than ten (10) working days after the general meeting at which these statements were approved.

13.2.	The Factor furthermore has the right to request interim balance sheet data and financial data.

13.3.	If the Factor deems it necessary to inspect the accounts, the Client will grant access to its offices to the persons entrusted with this inspection.

13.4.	If the Client does not present the financial statements or does not present them in time, or presents incomplete or incorrect financial data, this may result in suspension or immediate termination of the present Agreement.

14.	Duration / Termination

14.1.	This Agreement is concluded for a duration of three (3) years following the Effective Date.

14.2.	Unless in case of notice of termination of the present Agreement (the “Notice of Termination”) by either Party, this Agreement will each time be extended for a period of one (1) year.

14.3.	In order to be valid, the Notice of Termination shall be given by the Party wishing to terminate the Agreement to the other Party at least six (6) months prior to the anticipated date of termination of the Agreement.

14.4.	In order to be valid, the Notice of Termination shall be given in writing by registered letter.

14.5.	This Agreement shall terminate automatically:
(a)	in case of suspension of business by the Client;

(b)	in case of suspension of payment by the Client;

(c)	in case of bankruptcy of the Client;

(d)	in case of liquidation of the Client or the Factor.
14.6.	In case of bankruptcy or liquidation of the Client, any costs in this respect will be charged by the Factor on all amounts actually recovered.

14.7.	In case of bankruptcy of the Client the Factor will inform the trustee of the termination of the Agreement, which will only continue to exist in view of the settlement of the Current Account.

14.8.	The Factor can terminate or suspend this Agreement unilaterally without prior notice in case of one or several of the following events:
(a)	the Client committed a serious violation of the provisions of the present Agreement,

(b)	a bill of exchange accepted by the Client or a cheque issued by the Client is protested,

(c)	assets of the Client are seized under a prejudgment attachment or attachment in execution,

(d)	assets of the Factor or one of the Debtors of a Assigned Receivable are seized under garnishment;

(e)	the control over the Client is handed over;

(f)	four fifths (4/5) of the Client’s equity capital has been consumed;

(g)	the Client’s credits with its bankers are suspended or cancelled;

(h)	the Client’s guarantors withdraw;

(i)	the Client has considerable outstanding debts with social creditors and/or the treasury;

(j)	If applicable, the Client is removed from the list of registered contractors;

Factoring Agreement — General Terms and Conditions	7/8

(k)	If applicable, the Client does not have the legally required permits and/or approvals;

(l)	In case of merger, split-up or absorption of the Client.
14.9	In case of serious violations to the Agreement, the Factor is exempted from all its obligations whereas the Client remains obliged to pay the Factoring Fee.

15.	Liability

15.1.	Except in case of fraud, the Factor can in no way be held liable for any kind of damage suffered by the Client due to default by the former within the scope of the present Agreement.

16.	Transfer / Pledge of the Agreement

16.1.	This Agreement as well as the resulting rights can only be transferred or pledged upon prior written approval by the Factor, which shall have to accept the deed of transfer or the deed of pledge, except as far as the transfer or pledge to Fortis Bank NV (BNP Paribas Fortis) is concerned.

17.	Miscellanea

17.1.	The invalidity of a provision of the present Agreement does not affect the validity of the other provisions of the Agreement and thus does not entail the invalidity of the entire Agreement.

17.2.	If a Party refrains from invoking a default by the other Party, this shall under no circumstances mean that the former permanently refrains from invoking this default at a later point in time. If one of the Parties fails to insist on the exercise of its rights resulting from this Agreement on one or more occasions, this cannot be regarded as a waiver of these provisions or rights and these provisions and rights remain in full force. A once-only or partial exercise of rights or legal means by one of the Parties does not exclude a further or subsequent exercise of these rights or legal means or the exercise of other rights or legal means.

17.3.	This Agreement covers the complete agreement between the Parties with respect to its subject and contains all items negotiated and agreed upon between the Parties. The Agreement supersedes any agreement, announcement, offer, proposal or correspondence, either oral or written, exchanged or concluded between the Parties prior to the Date of Commencement and relating to the same subject matter.

17.4.	Any change to the Agreement is to be made in writing and signed by the legal representatives of the Parties.

18.	Applicable law — Disputes

18.1.	This Agreement is governed by Belgian law.

18.2.	Any dispute relating to the conclusion, the validity, the interpretation or the performance of this Agreement or subsequent agreements or operations resulting from it, as well as any other disputes regarding or relating to this Agreement will fall within the exclusive jurisdiction of the court competent for the legal district of Leuven, without exceptions and regardless of whether it concerns a legal or factual matter.

Factoring Agreement — General Terms and Conditions	8/8

POWER OF ATTORNEY
The undersigned, Martijn Duynstee, in his capacity as general manager (gedelegeerd bestuurder / administrateur délégué) acting on behalf of Supplies Distributors NV/SA, having its registered office at 4460 Grace-Hollogne, Rue Louis Blériot 5, Register of Legal Entities of Liége, company number 0475.286.142 (the “Client”), hereby referring to the factoring agreement (the “Agreement”) concluded on [•] between the Client and BNP Paribas Fortis Foctor NV/SA, having its registered office at 3000 Leuven, Vital Decosterstraat 44, Register of Legal Entities of Leuven, company number 0819.568.044 (the “Factor”),
Hereby grants power of attorney to:

Name	Position	Signature
M. Duynstee	Managing Director	/s/	M. Duynstee

N. Dedoyard	Finance Manager	/s/	N. Dedoyard

E. Eloy	Accounting & Tax Manager	/s/	E. Eloy

S. Freyman	Credit Controller	/s/	S. Freyman
to sign each individually the notice of assignment of receivables referred to in article 3.12 of the General Terms and Conditions of the Agreement and the notice of credit notes referred to in Article 3.13 of the General Terms and Conditions of the Agreement on behalf and for the account of the Client.
The Client will immediately inform the Factor of any revocation of the present power of attorney versus one or several of the persons mentioned above.
Unless explicitly stated otherwise, all terms in this power of attorney that commence with a capital letter shall have the same meaning as attached to them in the Agreement.
Done in Leuven on [•].

/s/ Martijn Duynstee
MARTIJN DUYNSTEE
ADMINISTRATEUR DÉLÉGUÉ SUPPLIES DISTRIBUTORS SA

/s/ Noël Dedoyard
Noël Dedoyard
Finance Manager

Factorovereenkomst — Volmacht

COPILOT AGREEMENT
BNP PARIBAS FORTIS FACTOR N.V.

1. Object	1
2. System requirements	1
3. Conditions of Entry	1
4. Identification procedure	1
5. Authorised representatives	2
6. Product evolution — Range of services	2
7. Processing of applications	2
8. Financial conditions	3
9. Liability of the Factor	3
10. Recommendations	3
11. Evidence of the instructions and transactions	3
12. Duration of the Agreement — Termination	3
13. Changes to the Agreement	4
14. Legal framework	4
1.	Object
1.1.	The present agreement (the “Agreement”) determines the conditions under which BNP Paribas Fortis Factor N.V. (the “Factor”) puts its internet application ‘Copilot’ at the disposal of its client (the “Subscriber”), who accepts, within the scope of its factoring agreement (the “Internet services”).
2.	System requirements
2.1.	To gain access to the Internet Services, the Subscriber needs to be in the possession of at least the following hardware and software:
•	a PC computer (Pentium IV processor recommended) with at least 256 Mb RAM memory (512 MB recommended),

•	a 256 colour monitor with a resolution of 1024 x 768 and a fast modem (speed at least 56 kbps),

•	Internet access (e.g. a subscription with a provider),

•	a web browser (e.g. Firefox 2.0 or Internet Explorer 5, and more recent versions).
2.2.	All Internet access costs are at the expense of the Subscriber.
3.	Conditions of entry
3.1.	The present conditions of entry are an integral part of the factoring agreement.

3.2.	At the time of entry into the Agreement, the Subscriber indicates the function group(s) (Transaction Management — Statistics — ...) he would like to have. The corresponding costs will be invoiced at the rate indicated in the factoring agreement; this rate can be revised in accordance with article 8.4.
4.	Identification procedure
4.1.	The Subscriber has access to the Internet Services upon identification by means of a subscriber number and a password supplied by the Factor.

4.2.	The Subscriber can change his password at any given time at his own initiative; it is indeed recommended to do this on a regular basis.

Copilot Agreement	1/4

4.3.	The password is of a strictly confidential nature. It only circulates on the Internet in encoded form. The Subscriber is responsible for the safekeeping, confidentiality and use of his password.

4.4.	It is therefore agreed that any interrogation made or any order placed through the use of the subscriber number and password is deemed to originate from the Subscriber himself or, as the occasion arises, from one of his authorised representatives (see article 5).
5.	Authorised representatives
5.1.	Only one subscriber number and password combination gives access to the Internet Services. This combination can be used to have the factoring agreement carried out by the authorised representative(s), and by them only, under the responsibility of the Subscriber.

5.2.	The confidentiality provisions and the assumption mentioned above (see article 4.4) shall apply to the authorised representatives. According to the rules of the mandate, any transaction carried out or accepted by an authorised representative in this manner will bind the Subscriber as if he had carried out or accepted the transaction himself.
6.	Product evolution — Range of services
6.1.	Depending in particular on the technical evolutions, the Factor will make such adjustments to the services offered as he considers necessary or desirable.

6.2.	The Internet Services currently include:
•	Transaction Management:
•	Company Credit Limit

•	Buyer management

•	Consultation of accounts

•	Outstanding amount

•	Assignment of invoices and credit notes

•	Financing request

•	Consultation of the revolving

•	Consultation of outstanding invoices

•	Invoice collection status

•	Consultation of correspondence

•	Dispute management
(reproduction limited to 500 lines)
•	Statistics:
•	Limits

•	Overdue Invoices

•	Disputes

•	Outstanding balances

•	Ageing Analysis
6.3.	In addition, the Factor will gradually put new functions at the disposal of the Subscribers. The Subscriber will be informed of the availability of a new function by means of a notification on the identification screen. Certain new functions may give rise to additional rates; these rates will be presented to the Subscriber for approval.
7.	Processing of applications
7.1.	Applications filed through this channel (limit application, transfer of invoices or credit notes, financing application, etc.) will be processed as soon as possible.

7.2.	The requested financing will only be carried out depending on the available balance and the ongoing transactions.

7.3.	All applications filed will be deemed to originate from a sufficiently authorised user who, in this capacity, is in the possession of the access codes of the service. The Factor cannot be held liable for any transaction carried out on

Copilot Agreement	2/4

the basis of an application filed by an insufficiently authorised user or resulting from fraudulent use of the service. In this respect the Factor reserves the right to immediately suspend the execution of a transaction in case of facts that raise suspicions of abnormal use or attempted abnormal use.
8.	Financial conditions
8.1.	Use of the Internet Services is invoiced on a monthly basis. The amount of this invoice depends on the level of the services selected by the Subscriber in accordance with the rate mentioned in the factoring agreement.

8.2.	The Subscriber explicitly authorises the Factor to debit the amount due to the current account of his factoring agreement. Each month started will be invoiced in full.

8.3.	The rates are communicated to the Subscriber upon signature of the factoring agreement and can be consulted in the Factor’s rate overview.

8.4.	The rates can be revised. Any change in the rates or invoicing terms and conditions will be communicated to the Subscriber by means of a notification on the identification screen at least thirty days before these new rates take effect. If the Subscriber does not accept the new rates, he is entitled to terminate his subscription (see article 12). Use of the Internet Services after the date of effect of the revised rates is regarded as acceptance of the new rates by the Subscriber.

8.5.	The Subscriber will be personally responsible for the payment of the communication costs invoiced to him by his provider.
9.	Liability of the Factor
9.1.	Except in case of deliberate intent, the Factor can in no way be held liable for any kind of damage suffered by the Subscriber due to a default by the former within the scope of the provision of the Internet Services.
10.	Recommendations
10.1.	In order to safeguard the confidential nature of his data, the Subscriber is requested to take all appropriate measures as regards his hardware and software to prevent storage of the consulted data on his computer and/or to delete these data upon completion of the consultation. If the Subscriber imports financial data into software, he will ensure that this information is not accessible to unauthorised third parties.

10.2.	In addition, the Subscriber shall take all appropriate measures to protect the data and/or software stored on or loaded into his hardware against infection by viruses and against penetration attempts.
11.	Evidence of the instructions and transactions
11.1.	The transaction and balance statements communicated within the scope of the present Agreement are presented without prejudice to the transactions under consideration. The Subscriber therefore has the obligation to check the periodic statements or other information supplied by the Factor; only these statements serve as evidence.
12.	Duration of the Agreement — Termination
12.1.	This Internet Services subscription agreement is entered into for an indefinite time period starting from the date of connection of the Subscriber. The subscription agreement ends automatically upon the effective termination of the factoring agreement, to which the present agreement is inextricably linked.

12.2.	Either party can terminate the present subscription at any given time by giving written notice to the other party. The termination will take affect after 30 days’ notice starting from the day of receipt of this notification by the latter.

12.3.	In addition, in case of a serious mistake by the Subscriber or in case of non-payment of the sums due within the scope of the present Agreement, the Factor may unilaterally terminate this subscription agreement without observing the required period of notice. The Factor will inform the Subscriber of his decision by registered letter.

12.4.	In case of suspension of payment by the Subscriber, the subscription agreement is terminated automatically.

Copilot Agreement	3/4

13.	Changes to the Agreement
13.1.	Any change to the present Agreement will be communicated to the Subscriber at least 30 days prior to the date on which it takes effect by means of specific communications addressed to the Subscriber on the identification screen.

13.2.	The applicable version of the present Agreement can be consulted at any given time in the “Identification” section.

13.3.	If the Subscriber does not agree with a change to the Agreement, the Subscriber has the possibility to terminate his subscription agreement with 30 days’ notice. Use of the Internet Services after the date on which the changes to the Agreement take effect is regarded as acceptance of the new rates by the Subscriber.
14.	Legal framework
14.1.	The present Agreement is governed by Belgian law.

14.2.	Any disputes shall be settled by the courts of Leuven.

Capilot Agreement	4/4

POWER OF ATTORNEY
The undersigned, Martijn Duynstee, in his capacity as general manager (gedelegeerd bestuurder / administrateur délégué) acting on behalf of Supplies Distributors NV/SA, having its registered office at 4460 Grace-Hollogne, Rue Louis Blériot 5, Register of Legal Entities of Liége, company number 0475.286.142 (the “Client”), hereby referring to the factoring agreement (the “Agreement”) concluded on [•] between the Client and BNP Paribas Fortis Factor NV/SA, having its registered office at 3000 Leuven, Vital Decosterstraat 44, Register of Legal Entities of Leuven, company number 0819.568.044 (the “Factor”),
1.	Irrevocably authorises the Factor to transfer to her correct internal account all payments which the Factor may at any given time receive with regard to one or several Assigned Receivables;

2.	Irrevocably authorises the handling bank to credit to the Factor’s account all cheques on which the Client is designated as beneficiary which the Client or the Factor may receive at any given time and which are issued by means of payment of one or several Assigned Receivables;

3.	Irrevocably authorises the Factor to complete the missing endorsement to the Factor of one or several bills of exchange issued for payment of one or several Assigned Receivables;

4.	Irrevocably authorises the Factor to attach the assignment clause to any Invoice in which a Transferred Claim is established and for which the latter considers this to be expedient in accordance with article 3.9 of the General Terms and Conditions of the Agreement.
Unless explicitly stated otherwise, all terms in this power of attorney that commence with a capital letter shall have the same meaning as attached to them in the Agreement.
This power of attorney is irrevocable and continues to apply until the Client’s last commitment resulting from the Agreement has expired.
Done in Leuven on [•].

/s/ Martijn Duynstee
MARTIJN DUYNSTEE
ADMINISTRATEUR DÉLÉGUÉ SUPPLIES DISTRIBUTORS SA

/s/ Noël Dedoyard
Noël Dedoyard
Finance Manager

Facturing Agreement — Power of Attorney